Exhibit 99.1

PRESS RELEASE
Miramar Labs, Inc.® Appoints Patrick F. Williams To Board of Directors

SANTA CLARA, Calif., - August 30, 2016 - Miramar Labs, Inc., (OTCQB: MRLB), a global aesthetic company, announced today the appointment of Patrick F. Williams to the Company’s Board of Directors. Mr. Williams will serve as Chairman of the Audit Committee, bringing nearly 20 years of financial management experience.

“We are extremely pleased to have Patrick join Miramar’s Board of Directors. His strong background in the medical device industry, including his experience guiding a market leading, global aesthetic device company will be an invaluable addition to the Company. In addition, Patrick’s extensive knowledge of the financial and strategic aspects of a rapidly growing device company will be beneficial to the team,” commented Mike Kleine, Chief Executive Officer of Miramar.

Mr. Williams said, “I am excited to join the Board of Directors of Miramar. The Company has a significant opportunity to penetrate the large and growing market of 220 million people globally who suffer from excessive, uncontrollable sweating. I look forward to working with the team as the Company continues to expand awareness and adoption of miraDry®.”

Mr. Williams most recently served as Senior Vice President and Chief Financial Officer at ZELTIQ Aesthetics, (NASDAQ: ZLTQ), a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. Mr. Williams was at ZELTIQ for approximately four years and was responsible for executive management of the finance and investor relations functions, development of the worldwide budget and forecast, and implementation of necessary infrastructure changes to support top-line growth and operating margin expansion.

Prior to ZELTIQ, Mr. Williams served in several financial leadership positions at NuVasive, a medical device company focused on developing minimally disruptive surgical products and procedurally integrated solutions for the spine, including serving as Vice President of Strategy and Investor Relations and Vice President of Finance and Investor Relations.

Mr. Williams received an MBA in Finance and Management from San Diego State University and a Bachelor of Arts in Economics from University of California, San Diego.

About Miramar Labs
Miramar Labs, Inc., is a global medical device company dedicated to bringing innovative and clinically proven applications to treat unmet needs in the aesthetic marketplace. Supported by rigorous clinical research, Miramar Labs is focused on addressing medical conditions for which there are significant unmet clinical needs. The company’s first priority is the treatment of bothersome underarm sweat, an issue that hundreds of millions of people deal with daily. The miraDry® procedure has an established safety and efficacy profile with over 70,000 patients treated worldwide. Physicians and patients are encouraged to visit www.miramarlabs.com or www.miradry.com for additional information.

Contacts:
Investors:
Brigid Makes
Sr. Vice President & CFO
408-579-8700
investors@miramarlabs.com

Nick Laudico or Zack Kubow
The Ruth Group
646-536-7030 / 7020
nlaudico@theruthgroup.com
zkubow@theruthgroup.com